Exhibit 10.13.3

AMENDMENT NO. 3 TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 3 (this “Amendment”) to the Employment Agreement (the “Agreement”) by and among Sunstone Hotel Investors, Inc., a Maryland corporation (“Sunstone”), Sunstone Hotel Partnership, LLC, a Delaware limited liability company (the “Operating Partnership”) and Robert A. Alter (the “Executive”) is to be effective as of December 31, 2008.

WHEREAS, in order to avoid certain adverse federal income tax consequences to the Executive under the Agreement as a result of Section 409A of the Internal Revenue Code of 1986, as amended, relating to deferred compensation, Sunstone, the Operating Partnership and the Executive desire to implement certain amendments to the Agreement.

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.	Section 3(c)(ii) shall be deleted and replaced in its entirety with the following:

“the Company’s material reduction of the Executive’s annual Base Salary or bonus opportunity as in effect or as may be increased from time to time;”

2.	Section 3(c)(iv) shall be deleted in its entirety and replaced with the following:

“the Company’s failure to cure a material breach of its obligations under this Agreement in accordance with the requirements of this section.”

3.	The following sentence shall be added to the end of Section 3(c):

“The Executive must provide written notification of his intention to resign within ninety (90) days after the Executive knows of the occurrence of any event constituting Good Reason and the Company shall have thirty (30) days from the date of receipt of such notice to effect a cure of the condition constituting Good Reason under this Section 3(c).”

4.	The third sentence in Section 8(a) shall be deleted and replaced in its entirety with the following:

“The reduction of amounts payable hereunder, if applicable, shall be determined in a manner which has the least economic cost to the Executive and, to the extent the economic cost is equivalent, then the Payments shall be reduced in the inverse order in which they are to be paid (e.g., the last payment will be reduced first) until the reduction specified is achieved.”

5.	Section 9 of shall be deleted and replaced in its entirety to read as follows:

“Section 409A of the Code.

(a) This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Code (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. If either party notifies the other in writing that, based on the advice of legal counsel, one or more or the provisions of this Agreement contravenes any Treasury Regulations or guidance promulgated under Section 409A or causes any amounts to be subject to interest, additional tax or penalties under Section 409A, the parties shall promptly and reasonably consult with each other (and with their legal counsel), and shall use their reasonable best efforts to reform the provisions hereof to (a) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company of providing the applicable benefit or payment, provided, however, de minimis costs associated with the implementation of such Section 409A reforms shall be considered reasonable and not an increase under this subsection (a), and (b) to the extent possible, to avoid the imposition of any interest, additional tax or other penalties under Section 409A upon the Executive or the Company.

(b) To the extent the Executive would otherwise be entitled to any payment or benefit under this Agreement, or any plan or arrangement of the Company or its affiliates, that constitutes a “deferral of compensation” subject to Section 409A and that if paid or provided (or commenced to be paid or provided) during the six (6) months beginning on the date of termination of the Executive’s employment would be subject to the Section 409A additional tax because the Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment or benefit will be paid or provided (or commenced to be paid or provided) to the Executive on the earlier of the six (6) month anniversary of the date of termination or the Executive’s death.

(c) Any payment or benefit due upon a termination of Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Executive only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Each payment and benefit under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under Sections 4 and 5 of this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6.

(d) Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs, and provided further, that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive’s “separation from service” occurs. To the extent any expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.”

IN WITNESS WHEREOF, this Amendment has been duly executed on this 22nd day of December, 2008.

EXECUTIVE		SUNSTONE HOTEL INVESTORS, INC.

/s/ Robert A. Alter		By:	/s/ Arthur L. Buser, Jr.
Name:	Robert A. Alter	Name:	Arthur L. Buser, Jr.
		Title:	President

SUNSTONE HOTEL PARTNERSHIP, LLC

		By:	/s/ Arthur L. Buser, Jr.
		Name:	Arthur L. Buser, Jr.
		Title:	President